Exhibit 99

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                          FORM 10-KSB DECEMBER 31, 2005

      Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

1.    Statement of Cash Available for Distribution:

                                                                  Year Ended        Three Months Ended
                                                               December 31, 2005     December 31, 2005
                                                               -----------------    ------------------
      Net income                                                $       500,000       $       297,000
      Add:  Depreciation charged to income not affecting
              cash available for distribution                            55,000                 8,000

            Net proceeds from sales of properties                     1,160,000             1,160,000

      Less: Gain on sales of properties                                (260,000)             (260,000)

            Cash from reserves                                         (183,000)              (45,000)
                                                                ---------------       ---------------
      Cash Available for Distribution                           $     1,272,000       $     1,160,000
                                                                ===============       ===============

      Distributions allocated to General Partners               $        10,000       $            --
                                                                ===============       ===============
      Distributions allocated to Limited Partners               $     1,262,000       $     1,160,000
                                                                ===============       ===============

                                                                      Exhibit 99

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                          FORM 10-KSB DECEMBER 31, 2005

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates during the three months ended December 31, 2005:

        Entity Receiving                                        Form of
          Compensation                                       Compensation                            Amount
-----------------------------               -------------------------------------------            ----------
Winthrop Management LLC                     Property Management Fees                               $       --

WFC Realty Co., Inc.
(Initial Limited Partner)                   Interest in Cash Available for Distribution            $      580

One Winthrop Properties, Inc.
(General Partner)                           Interest in Cash Available for Distribution            $       --

Linnaeus - Hampshire Realty
Limited Partnership
(General Partner)                           Interest in Cash Available for Distribution            $       --

Quadrangle Associates I LLC
(Limited Partner)                           Interest in Cash Available for Distribution            $  276,500

Londonderry Holdings LLC
(Limited Partner)                           Interest in Cash Available for Distribution            $    2,898